Exhibit 99.(d)(2)(B)

AMERICAN BEACON CAYMAN TREND COMPANY, LTD.

MANAGEMENT AGREEMENT

This Agreement is made as of August 7, 2023, by and between the American Beacon Cayman Trend Company, Ltd. (the “Company”), an exempted company organized under the laws of the Cayman Islands, and American Beacon Advisors, Inc., a Delaware corporation (“Manager”).

WHEREAS, the Company is a wholly-owned subsidiary of the American Beacon AHL Trend ETF (“Fund”), a series of the American Beacon Select Funds (“Trust”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, the Company desires to retain the Manager to provide investment advisory and administrative services to the Company pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.          Appointment; Company Representation.

(a)       The Company hereby appoints the Manager to serve as the investment adviser and administrator of the Company for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and in recognition of the Manger serving in the same capacity for the Fund and being compensated by the Fund for such role, agrees to render the services herein set forth for no additional compensation. In the performance of its duties, the Manager will act in the best interests of the Company and will perform its duties hereunder for the Company in conformity with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, the Advisers Act and the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations under each such act, (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of the Company, as stated in the Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, (d) the Company’s governing documents, and (e) such other guidelines as the Board of Directors of the Company (the “Company Board”) or Board of Trustees of the Trust (the “Trust Board”) reasonably may establish or approve. The Manager will for all purposes herein be an independent contractor and will have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company unless expressly authorized in this Agreement or in another appropriate written format.

(b)       Qualified Eligible Person Representation. The Company is a “qualified eligible person” (“QEP”) as defined in Regulation 4.7 under the CEA.

2.          Duties of the Manager.

(a)       Investment Program. Subject to supervision by the Company Board, the Manager will provide a continuous investment program for the Company (in conjunction with the Manager’s investment program for the Fund) and shall determine what securities, commodity interests and other investments will be purchased, retained or sold by the Company and what portion of such assets will be invested or held uninvested as cash. The Manager will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Manager will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Company in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Trust Board.

(b)       Exercise of Rights. The Manager, unless and until otherwise directed by the Company Board, will exercise all rights of security holders with respect to securities held by the Company, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.

(c)      Execution of Transactions and Selection of Broker Dealers. The Manager shall be responsible for effecting transactions for the Company and selecting brokers, dealers or futures commission merchants to execute such transactions for the Company. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Manager) and the placement of orders for the purchase and sale of portfolio investments for the Company, the Manager shall use its best efforts to obtain for the Company the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, the Manager, bearing in mind the Company’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Company Board or the Trust Board may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage or research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Company and to other clients of the Manager as to which the Manager exercises investment discretion. The Company hereby agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Company hereby consents to the retention of compensation for such transactions.

(d)       Administrative Services. Subject to the general direction and control of each of the Company Board or the Trust Board and the provisions of this Agreement, the Manager shall supervise all aspects of the operations of the Company and provide to the Company, at the Manager’s cost and expense, all administrative and clerical services as deemed necessary or advisable for the operation of the Company, including without limitation those services set forth on Schedule B attached hereto, as may be amended from time to time. The Manager can use any of its officers and employees to provide any of the services or reports required under this Agreement. In performing its duties hereunder, the Manager shall provide, at its expense, appropriate office space (which may be space within the offices of the Manager), office furnishings, facilities, equipment, utilities and supplies as required for administering the operations and conducting the business of the Company, and the secretarial, administrative and clerical personnel required to provide or supervise the provision of services under this Agreement.

(e)      Reports to the Company Board. Upon request, the Manager shall provide to the Company Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

(f)        Delegation of Authority.

(i)       Any of the duties specified in this Paragraph 2(a) through 2(c) with respect to the Company may be delegated by the Manager, at the Manager’s expense (unless designated otherwise in Schedule A), to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Company Board, the Trust Board and shareholders of the Company and/or the Fund to the extent required by the 1940 Act. The retention of one or more Subadvisers by the Manager pursuant to this Paragraph 2(f)(i) shall in no way reduce the obligations of the Manager under this Agreement and the Manager shall be responsible to the Company for all acts or omissions of each Subadviser in connection with the performance of the Manager’s duties under this Agreement. In connection with the delegation of responsibilities to a Subadviser, the Manager shall:

I.	Oversee the performance of delegated functions by each Subadviser and furnish the Company Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

II.	Allocate the portion of the assets of the Company to be managed by one or more Subadvisers and coordinate the activities of all Subadvisers; and
III.	If appropriate, recommend changes in a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act.

(ii)       Any of the functions specified in Paragraph 2(d) with respect to the Company may be delegated by the Manager, at the Manager’s expense, to another appropriate party (including an affiliated party), subject to approval by the Company Board and Trust Board. The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Company periodic evaluations and analyses concerning the performance of delegated responsibilities by those parties.

(h)       CPO Registration. The Manager is registered with the CFTC as a CPO and is a member of the NFA. The Manager shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement to the extent required for the Manager to perform its duties hereunder.

3.        Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a director, officer or employee of the Company, or a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.        Compliance with Rule 38a-1. The Manager shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Manager shall also provide to the Trust’s chief compliance officer (“CCO”) and the Company’s CCO, if any, periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

5.       Information to Manager. The Company shall cause its officers, advisers, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with the Manager and to provide the Manager, upon its reasonable request, with such information, documents and advice relating to the Company as is within the possession or knowledge of such persons as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. The Manager may consult with legal counsel to the Company, at the Company’s expense, and shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.

6.          Books and Records. The Manager will maintain all accounts, books and records with respect to the Company relating to the services it provides pursuant to this Agreement, as are required pursuant to the 1940 Act, the Advisers Act, the CEA and the rules and regulations under each such act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, as such rules may be amended from time to time.

7.         Confidentiality. The Manager shall be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Company in conformity with the requirements of the 1940 Act, other applicable laws and regulations and any policies that are approved by the Company’s Board or the Trust’s Board.

8.       Expenses of the Manager and the Company. During the term of this Agreement, the Company will bear all fees and expenses not specifically waived, assumed or agreed to be paid by the Manager and incurred in its operations; provided, however, the Manager, at its expense, shall furnish the Company with all necessary facilities, equipment, supplies and personnel required to perform the administrative services contemplated under Paragraph 2(d) of this Agreement. The Manager shall also be responsible for paying the salaries, expenses and fees of any personnel that it furnishes to the Company (including the salaries, expenses and fees of directors, officers and employees of the Company who are officers, directors/trustees, partners, or employees of the Manager or its affiliates) required for such personnel to faithfully perform their duties under this Agreement; provided, however, that the parties may agree that the Company may pay the compensation of the Company’s CCO, if any, or any other officer of the Company. Expenses borne by the Company will include, but not be limited to, the following: brokerage commissions and issue and transfer taxes relating to securities, commodity interest positions and other investments purchased or sold by the Company or any losses incurred in connection therewith; expenses of organizing the Company; expenses relating to the registration and qualification of the Company under the laws of the Cayman Islands; fees and salaries payable to the Company’s directors and officers who are not officers, directors/trustees, partners or employees of the Manager or its affiliates; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance (including directors’ and officers’ errors and omissions insurance) or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Company for violation of any law; legal, accounting and auditing expenses, including legal fees of counsel to the Company for services rendered to the Company; charges of custodians, transfer agents, proxy voting services and services of other agents; all expenses incidental to holding Company Board meetings; costs incurred for any pricing or valuation services; any expenses of the Manager resulting from new services necessitated by regulatory or legal changes affecting mutual funds occurring after the date of this Agreement; and any extraordinary expenses (including fees and disbursements of counsel) incurred by the Company.

9.          Compensation. The Manager, in recognition of the value of the compensation paid to it for the services provided to the Fund, will receive no compensation from the Company for services provided and the expense assumed pursuant to this Agreement.

10.        Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, Company Board member, employee or agent of the Company shall be deemed, when rendering services to the Company or acting in any business of the Company, to be rendering such services to or acting solely for the Company and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it. The U.S. federal and state securities laws impose liabilities on persons who act in good faith, and, therefore, nothing in this Agreement is intended to limit the obligations of the Manager under such laws. This Paragraph 10 does not in any manner preempt any separate written indemnification commitments made by the Manager with respect to any matters encompassed by this Agreement.

11.        Duration and Termination.

(a)       Effectiveness and Duration. This Agreement shall become effective as of the date of its execution and shall continue in effect for so long as the Trust’s Management Agreement on behalf of the Fund is effective. This Agreement shall terminate automatically upon the termination of the Trust’s Management Agreement on behalf of the Fund or in the event that the Manager no longer serves as the manager to the Fund.

(b)       Termination. This Agreement may be terminated at any time by vote of the Company Board and the Trust Board on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager. The Manager may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company. This Agreement may be terminated upon such shorter notice as may be mutually agreed upon in writing by the parties hereto. This Agreement automatically and immediately will terminate in the event of its assignment. Termination of this Agreement pursuant to this Paragraph 11(b) shall be without the payment of any penalty.

12.        Amendments. This Agreement may be amended by the Company Board and the Trust Board.

13.        Name of Company. The Company may use the name “American Beacon Cayman Trend Company, Ltd.” only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Company will (to the extent that it lawfully can) cease to use any name derived from American Beacon Advisors, Inc. or any successor organization.

14.      Non-Binding Agreement. This Agreement is executed by the Company’s President in his capacity as President of the Company and the obligations of this Agreement are not binding upon him individually; rather, they are binding only upon the assets and property of the Company.

15.      Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof, except as provided in Paragraph 10 of this Agreement.

16.        Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.      Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

18.       Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Company or the Manager (attention: General Counsel) (or to such other address or contact as shall be designated by the Company or the Manager in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed to be given on the date delivered or mailed in accordance with this Paragraph 18.

19.       Force Majeure. The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, pandemic, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

20.      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

21.      The 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.       Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH POOLS WHOSE PARTICIPANTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, AN OFFERING MEMORANDUM FOR THIS POOL IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A POOL OR UPON THE ADEQUACY OR ACCURACY OF AN OFFERING MEMORANDUM. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS OFFERING OR ANY OFFERING MEMORANDUM FOR THIS POOL.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN BEACON CAYMAN TREND COMPANY, LTD.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Executive Officer

SCHEDULE A

Administrative Services

The Manager shall provide the Company the following services pursuant to Paragraph 2(d) of this Agreement:

1.	Investigate and, with appropriate approval of the Company Board and the Trust Board, select and oversee necessary service companies to conduct certain operations of the Company, including the Company’s custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants and legal counsel.

2.	Maintain or supervise the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Company’s investment and business activities in compliance with applicable 1940 Act requirements.

3.	Assist the Company in complying with the securities, tax and other laws and regulations of the United States and the various states and other jurisdictions in which the Company does business.

4.	If requested by the Company, develop pricing procedures for the Company and oversee the implementation of the pricing procedures and fair valuation procedures for the Company, disseminate NAVs, prepare annual expense budgets and periodic accrual analyses, coordinate expense payments, prepare and distribute performance information, and coordinate regulatory examinations.

5.	Arrange for the preparation of the following documentation; provided, however, that nothing in this paragraph is intended or shall be construed to require the Manager to bear any costs or expenses not otherwise assumed by it, including, for example, those expenses to be borne by the Company as set forth in Paragraph 8 of this Agreement. These duties to be performed by the Manager hereunder shall include, but not be limited to, the following duties. The Manager shall, with the assistance of legal counsel and such other service providers as may be reasonable and appropriate: (a) coordinate with a Cayman Islands agent to ensure the Company’s compliance with any and all registration and qualification requirements under the laws of the Cayman Islands and the maintenance thereof with the Cayman Islands Monetary Authority as may be necessary for the lawful operations of the Company; (b) prepare, or cause to be prepared, all tax returns and any related reports necessary for the Fund to comply with applicable federal, state and other tax laws (including, to the extent applicable, foreign tax laws) and to operate in a manner consistent with the Fund’s registration statement and other public disclosures relating to the tax consequences of an investment in shares of the Fund; and (c) such other filings and reports, including Cayman Islands, federal and state law filings required for the Company’s ongoing existence and operations, as shall be reasonably necessary to comply with applicable laws and regulations.

6.	Make available and provide to the Company: (a) financial, accounting and statistical information required by the Company in the preparation of documents required by the laws of the Cayman Islands, the federal securities laws and the securities laws of the states and other jurisdictions in which the Fund’s shares are sold; (b) such information as the Company may reasonably request for use in the preparation of the Fund’s registration statements, reports and other documents required by the laws of the Cayman Islands, the federal securities laws and the securities laws of the states and other jurisdictions in which the Fund’s shares are sold; and (c) such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

7.	If requested by the Trust, respond to Fund shareholder inquiries, conduct correspondence and facilitate other communications with Fund shareholders.

8.	Make available its officers and employees to the directors and officers of the Company and Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Company and its investment activities.

9.	Prepare or oversee the preparation of materials relating to meetings of the Company and Trust Boards and the Trust’s Committees.

10.	Such other administrative services as reasonably may be necessary for the effective operations of the Company.

11.	Maintenance of appropriate records associated with the foregoing as may be required by applicable laws and regulations.
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